SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release:

Peerless Systems Sends Open Letter to ModusLink Stockholders and Demands that the ModusLink Board of Directors Stop Misleading its Own Stockholders

Stamford, Connecticut, January 13, 2012 — Peerless Systems Corporation (Nasdaq: PRLS), today announced that it is issuing an open letter to ModusLink Global Solutions, Inc. (Nasdaq: MLNK) stockholders in connection with its nomination of Timothy E. Brog and Jeffrey A. Wald for election to the Board of Directors of ModusLink at its Annual Meeting of Stockholders to be held on January 20, 2012.

The text of the open letter to ModusLink’s stockholders is below:

Dear Fellow Stockholder:

The ModusLink Board of Directors and management have made a poorly disguised attempt to maintain the status quo by duping stockholders into voting for the Company-endorsed board nominees.  It is incomprehensible the length that the ModusLink Board will go to further entrench themselves by disseminating inaccurate information and spending more than $2.6 million of stockholder money to engage in the proxy contest. ModusLink has shamelessly resorted to issuing false and misleading statements and accusations simply because they are in danger of losing the upcoming election for two board members.  In addition to spending an unlimited amount of YOUR money to entrench themselves, we are very concerned that they have offered certain stockholders a sweetheart deal in exchange for their votes.  While we are certainly not surprised by the actions taken by ModusLink - after all, management has a long history of misleading stockholders - we believe it’s important to set the record straight.  What is also not surprising is that none of ModusLink’s stockholder solicitation materials during this proxy contest addresses the disastrous operating results and massive destruction of stockholder value that has occurred on this Board's watch.  ModusLink’s Board and management have still not taken any responsibility for their failures.

Please consider these facts when voting your shares:

•
ModusLink continues to tout that its nominee, Jeffrey Fenton, is highly qualified and experienced.  The fact is in October 2011 the ModusLink Board did not want Mr. Fenton to remain on the Board, told Mr. Fenton that his services were not needed and voted not to re-nominate him.  It was only several weeks later, after Peerless gave notice of its intention to nominate Timothy Brog and Jeffrey Wald, that the Board conveniently changed its mind and decided to take another vote regarding whether Mr. Fenton should be re-nominated. We ask the Board to explain to stockholders why one day Mr. Fenton is not needed and the next day he is so invaluable to ModusLink.

•
ModusLink falsely claims that the influential proxy advisory firm ISS endorses ModusLink’s nominee, Jeffrey Fenton.   The fact is that ISS did not recommend Jeffrey Fenton.  Throughout the ISS Report, and literally on the front cover it, clearly states that ISS recommends a “DO NOT VOTE” for both of ModusLink’s nominees Jeffrey Fenton and Thomas Johnson.

•
ModusLink states that Peerless’ nominees have refused to be interviewed by the Board’s Nominating and Corporate Governance Committee.  The fact is that Peerless’ nominees have met with ModusLink management, the Company’s legal counsel and several members of the board on numerous occasions over the past four months in an attempt to avoid a proxy contest.  Whether the Company chooses to call this an interview or not is irrelevant.

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ModusLink continues to suggest that they have a track record of constructive engagement with stockholders, including LCV Capital Management, a disenfranchised stockholder who nominated Jeffrey Fenton to the board for election at last year’s Annual Meeting.  The fact is that LCV Capital has repeatedly and publicly criticized the ModusLink Board and management for their poor performance and, as a result, has been threatened with legal action by the Company if they do not keep quiet.  It is important to note that LCV Capital has voted for and endorsed both Peerless nominees, Timothy Brog and Jeffrey Wald, and NOT Jeffrey Fenton.

•
ModusLink claims they have attempted to reach a settlement with Peerless.  The truth is that ModusLink began a settlement discussion by threatening Peerless with a frivolous lawsuit.  The fact is that Peerless has repeatedly offered to accept one board seat on a board of eight members, which is the current size of the Company’s Board.  ModusLink rejected this offer on multiple occasions and instead decided to spend millions of dollars of stockholder money on fighting a deceitful proxy contest, harassing stockholders at home with more than five telephone calls and mailing their proxy card to stockholders SIX times.

•
ModusLink is attempting to convince its stockholders that their recent first quarter fiscal 2012 results foretell a turnaround.  The fact is, contrary to management’s upbeat claims, robust change is NOT underway at ModusLink.  Revenues were down 12.8% year-over-year in the first quarter of 2012, and have been down on a year-over-year-basis eleven out of the past twelve quarters.  Also, in the first quarter of 2012, SG&A expense as a percent of sales was 10.8%, marking the highest level in the past fifteen quarters.   One quarter does not make a trend, and the truth is that Moduslink’s historical operating trends have been abysmal.

•
On several occasions, ModusLink has claimed that Mr. Brog has previously violated federal securities laws.  The fact is that these allegations are completely false and presumably trumped up by the Company to intentionally mislead stockholders and divert attention away from their poor operating performance and results.

More importantly, consider the fact that the current ModusLink board has overseen a long period of:

•	Negative Stockholder Return. ModusLink’s share price has declined from $25.80 in May 2007 to $3.35 in September 2011.

•	Plummeting Enterprise Value. Before Peerless announced its plan to replace directors, 94% of ModusLink’s Enterprise Value had been wiped out over the previous five years.

•	Deteriorating Operating Results. Operating income has declined from $10.1 million to a loss of $7.0 million and revenues have fallen from $1.1 billion to $876 million from fiscal 2006 to fiscal 2011.

•
Disastrous Capital Allocation. ModusLink spent $89.7 million on three acquisitions since 2008 and has since written down these acquisitions by $53 million, equal to approximately 60% of the Company's aggregate investment. Furthermore, ModusLink spent $32.6 million implementing new Enterprise Resource Planning software, which did not improve its profitability as promised, and continues to fund its non-core venture capital division.

•	Poor Compensation Practices. The board and executive management have paid themselves over $33 million in total compensation over the past five years while stockholders continue to suffer.

•
Misaligned Incentives.  Unlike Peerless, which owns 1,059,528 shares of ModusLink common stock, the entire group of independent board members have purchased in the aggregate a meager 48,350 shares of ModusLink common stock. Two board members have never purchased any shares of ModusLink common stock!

•	Broken Promises. Year after year, quarter after quarter, conference call after conference call management continues to make empty promises and nobody has been held accountable.

In order to effectuate change at ModusLink and to send a clear message to the ModusLink Board, please vote on the GOLD proxy card for both of Peerless’ nominees, Timothy Brog and Jeffrey Wald.

FOOL ME ONCE, SHAME ON YOU; FOOL ME TWICE, SHAME ON ME

Don’t let ModusLink get away with misleading stockholders any longer.  To support change PLEASE VOTE THE GOLD CARD today.

Finally, it is important to note that a vote on management's white proxy card against the ModusLink's nominees is not the same thing as a vote on the GOLD proxy card in favor of Peerless' nominees.  Stockholders who have returned a white proxy card to the Company can change their vote by voting the Peerless GOLD proxy card today.

Sincerely,

Timothy Brog
Chairman and Chief Executive Officer
Peerless Systems Corporation

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

PEERLESS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON DECEMBER 7, 2011 A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD RELATING TO PEERLESS’ SOLICITATION OF PROXIES FROM STOCKHOLDERS OF MODUSLINK GLOBAL SOLUTIONS, INC. FOR USE AT THE 2011 ANNUAL MEETING.  PEERLESS STRONGLY ADVISES ALL MODUSLINK STOCKHOLDERS TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

Stockholders are able to obtain free copies of the Proxy Statement filed with the SEC by Peerless through the website maintained by the SEC at www.sec.gov.  In addition, investors will be able to obtain free copies of the Proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.  Peerless and its nominees will be soliciting proxies from stockholders of ModusLink Global Solutions, Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement filed with the SEC.

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About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Contact:
Peerless Systems Corporation
Timothy E. Brog
Chief Executive Officer
203-350-0040